                                                                    EXHIBIT 4.2


                              AMENDED AND RESTATED

                             SHAREHOLDERS AGREEMENT

                                  dated as of

                               September 30, 1996

                                     among

                      DLJ MERCHANT BANKING PARTNERS, L.P.,

                       DLJ INTERNATIONAL PARTNERS, C.V.,

                          DLJ OFFSHORE PARTNERS, C.V.,

                       DLJ MERCHANT BANKING FUNDING, INC.

                        CARLISLE-BRAND INVESTORS, L.P.,

                         RUST INDUSTRIAL SERVICES INC.,

                           DLJ BRAND HOLDINGS, INC.,

                         BRAND SCAFFOLD SERVICES, INC.

                                      and

                              CERTAIN INDIVIDUALS

                               TABLE OF CONTENTS

                                                                                             PAGE

                                   ARTICLE 1
                                  DEFINITIONS
SECTION 1.01.  Definitions......................................................................1

                                   ARTICLE 2
                              CORPORATE GOVERNANCE
SECTION 2.01.  Composition of the Board.........................................................9
SECTION 2.02.  Removal..........................................................................9
SECTION 2.03.  Vacancies........................................................................9
SECTION 2.04.  Actions Requiring Consent of the Rust Directors.................................10
SECTION 2.05.  Termination of Rights and Obligations...........................................10
SECTION 2.06.  Action by the Board.............................................................10
SECTION 2.07.  Articles of Incorporation and Bylaws............................................10
SECTION 2.08.  Pre-emptive Rights..............................................................11

                                   ARTICLE 3
                            RESTRICTIONS ON TRANSFER
SECTION 3.01.  General.........................................................................12
SECTION 3.02.  Legend on Securities............................................................12
SECTION 3.03.  Permitted Transferees...........................................................13
SECTION 3.04.  Restrictions on Transfers.......................................................13

                                   ARTICLE 4
                   RIGHTS OF FIRST OFFER; TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS
SECTION 4.01.  Right of First Offer............................................................15
SECTION 4.02.  Right to Participate in a Transfer..............................................17
SECTION 4.03.  Right to Compel Participation in Certain
                   Transfers...................................................................19

                                   ARTICLE 5
                              REGISTRATION RIGHTS
SECTION 5.01.  Demand Registration.............................................................21
SECTION 5.02.  Incidental Registration.........................................................23
SECTION 5.03.  Holdback Agreements.............................................................25
SECTION 5.04.  Registration Procedures.........................................................25
SECTION 5.05.  Indemnification by the Company and OpCo.........................................28
SECTION 5.06.  Indemnification by Participating Shareholders...................................29
SECTION 5.07.  Conduct of Indemnification Proceedings..........................................30
SECTION 5.08.  Contribution....................................................................31


                                       i



                                                                                             PAGE

SECTION 5.09.  Participation in Public Offering................................................32

                                   ARTICLE 6
                        CERTAIN COVENANTS AND AGREEMENTS
SECTION 6.01. Confidentiality..................................................................32
SECTION 6.02.  No Inconsistent Agreements......................................................33

                                   ARTICLE 7
                                 MISCELLANEOUS
SECTION 7.01. Entire Agreement.................................................................34
SECTION 7.02.  Binding Effect; Benefit.........................................................34
SECTION 7.03.  Assignability...................................................................34
SECTION 7.04.  Amendment; Waiver; Termination..................................................34
SECTION 7.05.  Exclusive Financial Advisor and Investment
                   Banking Advisor; Management Advisory Fees...................................35
SECTION 7.06.  Notices.........................................................................35
SECTION 7.07.  Headings........................................................................38
SECTION 7.08.  Counterparts....................................................................38
SECTION 7.09.  Applicable Law..................................................................38
SECTION 7.10.  Specific Enforcement............................................................38
SECTION 7.11.  Consent to Jurisdiction.........................................................38
SECTION 7.12.  Amendment of OpCo Certificate of Incorporation..................................38

                  AMENDED AND RESTATED SHAREHOLDERS AGREEMENT


         AMENDED AND RESTATED SHAREHOLDERS AGREEMENT dated as of September 30, 1996 among DLJ Merchant Banking Partners, L.P. ("DLJMB"), DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc.(each of the foregoing, a "DLJ Entity", and collectively, the "DLJ Entities"), Carlisle-Brand Investors, L.P. ("Carlisle"), Rust Industrial Services Inc. ("Rust", and together with the DLJ Entities and Carlisle, the "Institutional Shareholders"), DLJ Brand Holdings, Inc. (the "Company"), Brand Scaffold Services, Inc. ("OpCo"), and certain individuals agreeing to be bound hereby.

                             W I T N E S S E T H :

         WHEREAS, pursuant to the Amended and Restated Transaction Agreement dated as of September 18, 1996 (the "Transaction Agreement") among the Institutional Shareholders, Brand Scaffold Builders, Inc., Brand Scaffold Rental & Erection, Inc., 702569 Alberta Ltd., Rust International Inc., Rust Scaffold Services Inc, Rust Scaffold Builders Inc., Rust Scaffold Rental & Erection Inc., the Company and OpCo, certain of the parties to the Shareholders Agreement dated as of September 30, 1996 among the Institutional Shareholders, the Company and OpCo (the "Initial Shareholders Agreement"), concurrently with their execution of the Initial Shareholders Agreement, acquired securities of the Company and OpCo;

         WHEREAS, the parties to the Initial Shareholders Agreement entered into the Initial Shareholders Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Transaction Agreement; and

         WHEREAS, the parties hereto desire to amend and restate the Initial Shareholders Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Adverse Person" means any Person whom the Board considers to be a competitor or potential competitor or to be otherwise adverse to the Company or its Subsidiaries.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that no securityholder of the Company or OpCo shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company or OpCo. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Affiliated Employee Benefit Trust" means any trust that is a successor to the assets held by a trust established under an employee benefit plan subject to ERISA or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor.

         "Beneficially own" has the meaning set forth in Rule 13d-3 under the Exchange Act.

         "Board" means the board of directors of the Company.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

         "Carlisle Stock Option Agreement" means the Stock Option Agreement expected to be entered into between the Company and Carlisle Group, L.P., a Delaware limited partnership.

         "Common Stock" shall mean authorized Common Stock, par value $0.01 per share, of the Company and any stock into which such Common Stock may hereafter be converted or changed.

         "DLJ Ownership Period" means the period commencing on the date hereof and ending on the date that the number of Shares owned by the DLJ Entities is less than 5% of the Initial Common Stock Ownership of the DLJ Entities.

         "Equity Securities" means Common Stock, Preferred Stock, securities convertible into or exchangeable for Common Stock or Preferred Stock and options, warrants or other rights to acquire Common Stock or Preferred Stock.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fully Diluted" means, with respect to Common Stock or Preferred Stock and without duplication, all outstanding shares and all shares issuable in respect of securities convertible into or exchangeable for Common Stock or Preferred Stock, as the case may be, stock appreciation rights or options, warrants and other irrevocable rights to purchase or subscribe for Common Stock or Preferred Stock, as the case may be, or securities convertible into or exchangeable for Common Stock or Preferred Stock, as the case may be, and any Person shall be deemed to own such number of Fully Diluted shares of Common Stock or Preferred Stock, as the case may be, as such Person has the right to acquire from any other Person (including the Company).

         "Individual Shareholder" means each Outside Director Shareholder and each individual who is an employee or consultant of the Company or any of its Subsidiaries, in each case, who becomes a party to this Agreement, whether pursuant to Section 7.03 or otherwise, so long as such individual beneficially owns any shares of Common Stock or Preferred Stock.

         "Initial Common Stock Ownership" means, with respect to any Shareholder, the number of shares of Common Stock beneficially owned by such Shareholder as of the date hereof (or, in the case of any Individual Shareholder, as of the date such Shareholder first beneficially owns Common Stock), taking into account any stock split, stock dividend, reverse stock split or similar event.

         "Initial Preferred Stock Ownership" means, with respect to any Shareholder, the number of shares of Preferred Stock beneficially owned by such Shareholder as of the date hereof (or, in the case of any Individual Shareholder, as of the date such Shareholder first beneficially owns Preferred Stock), taking into account any stock split, stock dividend, reverse stock split or similar event.

         "Initial Public Offering" means the initial sale after the date hereof of Common Stock pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or any successor form).

         "NASD" means the National Association of Securities Dealers, Inc.

         "Other Shareholders" means Rust, Carlisle, the Individual Shareholders and any other Shareholder other than any DLJ Entity or DLJ Permitted Transferee.

         "Outside Director Shareholder" means any of David Schneider and each individual who is a non-employee director of the Company or any of its Subsidiaries (other than the directors designated by Rust or Carlisle or who are employees of a DLJ Entity), who becomes a party to this Agreement, whether pursuant to Section 7.03 or otherwise, so long as such individual beneficially owns any shares of Common Stock or Preferred Stock.

         "Percentage Common Stock Ownership" means, with respect to any Shareholder or any group of Shareholders at any time, (i) the number of shares of Fully Diluted Common Stock that such Shareholder or group of Shareholders owns at such time, divided by (ii) the total number of shares of Fully Diluted Common Stock at such time.

         "Percentage Preferred Stock Ownership" means, with respect to any Shareholder or any group of Shareholders at any time, (i) the number of shares of Preferred Stock that such Shareholder or group of Shareholders owns at such time, divided by (ii) the total number of shares of Preferred Stock outstanding at such time.

         "Permitted Transferee" means:

                           (i) in the case of any DLJ Entity, (A) any other DLJ
                   Entity, (B) any general or limited partner of any such entity (a "DLJ Partner"), and any corporation, partnership, Affiliated Employee Benefit Trust or other entity which is an Affiliate of any DLJ Partner (collectively, the "DLJ Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of such DLJ Entity or DLJ Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing Persons referred to in this clause (C) (collectively, "DLJ Associates"), (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only such DLJ Entity, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants and (E) a voting trustee for one or more DLJ Entities, DLJ Affiliates or DLJ Associates under the terms of a voting trust designed to conform with the requirements of the Insurance Law of the State of New York; and

                           (ii) in the case of Rust, any Affiliate of Rust that
                   is directly or indirectly a wholly-owned subsidiary of WMX Technologies, Inc.;

                           (iii) in the case of Carlisle, (A) any Affiliate of
                   Carlisle, and (B) the general or limited partners of Carlisle, to the extent transfers to such general and limited partners are made in proportion to their respective interests in Carlisle; and

                           (iv) in the case of any Individual Shareholder, (A)
                   the Company, (B) (x) such Shareholder's spouse or (y) such Shareholder's lineal descendants, so long as such Shareholder retains the right to vote such Shares, (C) a Person who acquires Shares from any such Shareholder pursuant to a will or the laws of descent and distribution, and (D) any trust the beneficiaries of which consist only of such Shareholder and/or such Shareholder's spouse and lineal descendants.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plans" means the Company's Key Employee Stock Purchase Plan, the Company's Stock Option Plan, the Company's Stock Option Plan for Outside Directors and any other incentive stock option or director or employee benefit plan or arrangement approved by the Shareholders.

         "Preferred Shares" means the shares of Preferred Stock owned by any Shareholder.

         "Preferred Stock" means the authorized 14.5% Senior Exchangeable Preferred Stock of OpCo and any security into which Preferred Stock may hereafter be converted or changed.

         "Public Offering" means an underwritten public offering of Registrable Stock pursuant to an effective registration statement under the Securities Act.

         "Registering Entity" means, in the case of a registration of Common Stock under the Securities Act, the Company and, in the case of a registration of Preferred Stock under the Securities Act, OpCo.

         "Registrable Stock" means any shares of Common Stock and any shares of Preferred Stock until (i) a registration statement covering such shares of Common Stock or Preferred Stock has been declared effective by the SEC and such shares have been disposed of pursuant to such effective registration statement,
(ii) such shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or such shares may be sold pursuant to Rule 144(k) or (iii) such shares are otherwise transferred, the Company or OpCo, as the case may be, has delivered a new certificate or other evidence of ownership for such shares not bearing the legend required pursuant to this Agreement and such shares may be resold without subsequent registration under the Securities Act.

         "Registration Expenses" means (i) all registration and filing fees,
(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Securities), (iii) printing expenses, (iv) internal expenses of the Company and/or OpCo (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Company and/or OpCo and customary fees and expenses for independent certified public accountants retained by the Company and/or OpCo (including expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 5.04(h) hereof), (vi) the reasonable fees and expenses of any special experts retained by the Company and/or OpCo in connection with such registration, (vii) reasonable fees and expenses of one counsel for the Shareholders participating in the offering, selected by the DLJ Entities in the case of an offering in which any of the DLJ Entities participate, or selected by the Selling Shareholders in any other case involving exercise of registration rights under Sections 5.01 or 5.02, (viii) fees and expenses in connection with any review of underwriting arrangements by the NASD including fees and expenses of any "qualified independent underwriter" and (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but shall not include any underwriting fees, discounts or commissions attributable to the sale of Registrable Stock, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Shareholders or any fees and expenses of underwriter's counsel.

         "Rule 144" means Rule 144 (or any successor provision) promulgated under the Securities Act.

         "SEC" means the Securities and Exchange Commission.

         "Securities" means the Shares and the Preferred Shares.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means the shares of Common Stock held by any Shareholder.

         "Shareholder" means each Person (other than the Company and OpCo) who shall be a party to this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to Section 7.03 or otherwise, so long as such Person shall beneficially own any shares of Common Stock or Preferred Stock.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Third Party" means a prospective purchaser of shares in an arm's-length transaction from a Shareholder where such purchaser is not a Permitted Transferee of such Shareholder.

         "Underwritten Public Offering" means a firmly underwritten Public Offering.

          (b) The terms "DLJ Entities", "Carlisle", "Rust" and "Individual Shareholder", to the extent any of such entities shall have transferred any of their Securities to their respective Permitted Transferees, shall mean, respectively, (i) the DLJ Entities and their Permitted Transferees to which any of the DLJ Entities shall have transferred any Securities (the "DLJ Permitted Transferees"), (ii) Carlisle and its Permitted Transferees to which Carlisle shall have transferred any Securities (the "Carlisle Permitted Transferees"),
(iii) Rust and its Permitted Transferees to which Rust shall have transferred any Securities (the "Rust Permitted Transferees") and (iv) the relevant Individual Shareholder and its Permitted Transferees to which such Individual Shareholder shall have transferred any Securities (such Individual Shareholder's "Individual Shareholder Permitted Transferees"), in each case taken together, and any right or action that may be taken at the election of the DLJ Entities, Carlisle, Rust or any Individual Shareholder, as the case may be, may be taken at the election of the DLJ Entities and the DLJ Permitted Transferees, Carlisle and the Carlisle Permitted Transferees, Rust and the Rust Permitted Transferees, and the relevant Individual Shareholder and its Individual Shareholder Permitted Transferees, as the case may be, provided that such Permitted Transferees have agreed to be bound by the terms of this Agreement.

          (c) Each of the following terms is defined in the Section set forth opposite such term:


         TERM                                                          SECTION

 Additional Securities                                         4.03(a)
 Cause                                                         2.02
 Claim Costs                                                   7.05
 Confidential Information                                      6.01(b)
 Demand Registration                                           5.01(a)
 DLJSC                                                         7.05
 Drag-along Agreement                                          4.03(a)
 Drag-along Notice                                             4.03(a)
 Drag-along Notice Period                                      4.03(a)
 Drag-along Sale                                               4.03(a)
 Drag-along Sale Price                                         4.03(a)
 Drag-along Securities                                         4.03(a)
 Holders                                                       5.01(a)(ii)
 Incidental Registration                                       5.02(a)
 Indemnified Party                                             5.07
 Indemnifying Party                                            5.07
 Inspectors                                                    5.04(g)
 Issuing Entity                                                2.08
 Maximum Offering Size                                         5.01(d)
 Nominee                                                       2.03(a)
 Participating Securities                                      4.02(a)
 Purchase Securities                                           4.02(a)
 Records                                                       5.04(g)
 Representatives                                               6.01(b)
 Section 2.08 Notice                                           2.08
 Section 3.04(b) Pro Rata Portion                              3.04(b)
 Section 4.01 Offer                                            4.01(b)
 Section 4.01 Offer Notice                                     4.01(a)
 Section 4.01 Offer Period                                     4.01(b)
 Section 4.01 Sale                                             4.01(a)
 Section 4.01 Sale Price                                       4.01(a)
 Section 4.01 Seller                                           4.01(a)
 Selling Institution                                           4.02(a)
 Selling Shareholder                                           5.01(a)
 Subject Shares                                                4.01(a)
 Tag-along Notice                                              4.02(a)
 Tag-along Notice Period                                       4.02(a)
 Tag-along Pro Rata Portion                                    4.02(a)
 Tag-along Sale                                                4.02(a)
 Tag-along Sale Price                                          4.02(a)
 Tag-Shareholder                                               4.02(a)
 transfer                                                      3.01(a)

         (d) Capitalized terms used herein and not otherwise defined herein shall have the meanings herein that are assigned to such terms in the Transaction Agreement.



                                   ARTICLE 2
                              CORPORATE GOVERNANCE

         SECTION 2.01. Composition of the Board. The Board shall consist of seven members, of whom two (including the Chairman) shall be designated by DLJMB, one shall be designated by each DLJ Entity other than DLJMB, one shall be designated by Carlisle and one shall be designated by Rust. Each Shareholder entitled to vote for the election of directors to the Board agrees that it will vote its Shares or execute consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of shareholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

         SECTION 2.02. Removal. Any director designated by a Shareholder as set forth in Section 2.01 may be removed by such Shareholder. Each Shareholder agrees that if, at any time, it is then entitled to vote for the removal of directors of the Company, it will not vote any of its Shares in favor of the removal of any director who shall have been designated or nominated pursuant to
Section 2.01 unless such removal shall be for Cause or the Person entitled to designate or nominate such director shall have consented to such removal in writing. Removal for "Cause" shall mean removal of a director because of such director's (a) willful and continued failure to substantially perform his or her duties with the Company in his established position, (b) willful conduct which is significantly injurious to the Company, monetarily or otherwise, or
(c) conviction for, or guilty plea to, a felony. Subject to Section 2.05, nothing contained in this Section 2.02 shall affect the right of any Shareholder to designate members of the Board pursuant to Section 2.01.

         SECTION 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

          (a) the Person entitled under Section 2.01 to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, or its Permitted Transferees, may, subject to the provisions of Sections 2.01 and 2.05, designate another individual (the "Nominee") to fill such capacity and serve as a director of the Company; and

          (b) each Shareholder then entitled to vote for the election of the Nominee as a director of the Company agrees that it will vote its Shares, or execute a written consent, as the case may be, in order to ensure that the Nominee be elected to the Board.

         SECTION 2.04. Actions Requiring Consent of the Rust Directors. Until such time as the number of Shares owned by Rust is less than 50% of Rust's Initial Common Stock Ownership, neither the Company nor OpCo shall take or commit to take any of the following actions without the affirmative approval of
(x) a majority of the Board of Directors and (y) the director appointed by
Rust:

          (i) materially change the nature of the business conducted by the Company and its Subsidiaries from that conducted by Rust Scaffold Services Inc. and its Subsidiaries prior to the Effective Time; or

         (ii) (1) dissolve or liquidate, or adopt any plan of dissolution or liquidation, or (2) consent to or commence any suit, proceeding or other action (or file a petition) or consent to a petition under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or similar relief of debtors.

         SECTION 2.05. Termination of Rights and Obligations. The right to designate one or more members of the Board pursuant to this Article 2 shall terminate (i) as to Rust, at such time as Rust owns Shares in an amount less than 5% of Rust's Initial Common Stock Ownership, (ii) as to Carlisle, at such time as Carlisle owns Shares in an amount less than 5% of Carlisle's Initial Common Stock Ownership, and (iii) as to DLJMB and the DLJ Entities, at such time as the DLJ Entities own Shares in an amount less than 5% of the Initial Common Stock Ownership of the DLJ Entities. The obligations imposed on Shareholders to give effect to the rights to designate directors set forth in
Section 2.01 shall terminate as to any Person when such Person's right to designate a director is terminated.

         SECTION 2.06. Action by the Board. A quorum of the Board shall consist of five directors. Except as provided in Section 2.04, all actions of the Board shall require the affirmative vote of at least a majority of the directors at a duly convened meeting of the Board at which a quorum is present or the unanimous written consent of the Board; provided that, in the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy. Written notice of any meeting of the board of directors will be sent to each director not less than 15 days prior to such meeting, specifying the date, time and location of such meeting.

         SECTION 2.07. Articles of Incorporation and Bylaws. Each Shareholder shall vote its Shares, and shall take all other actions necessary, to ensure that the Company's Articles of Incorporation and Bylaws facilitate and do not at any time conflict with any provision of this Agreement.

         SECTION 2.08. Pre-emptive Rights. The Company or, in the case of an issuance of Preferred Stock, OpCo, (the "Issuing Entity") shall provide each Institutional Shareholder and each Outside Director Shareholder with written notice (a "Section 2.08 Notice") of any issuance by the Issuing Entity of Equity Securities at least 60 days prior to the issuance date. Such notice shall specify the price at which the Equity Securities are to be issued and the other material terms of the issuance. Each Institutional Shareholder and each Outside Director Shareholder shall be entitled to purchase, at the price and on the terms specified in such Section 2.08 Notice, up to a number of shares (or amount) of the Equity Securities equal to the number of shares (or amount) of Equity Securities proposed to be issued multiplied by a fraction, the numerator of which is the number of Fully Diluted Shares (or Fully Diluted Preferred Shares, in the case of an issuance of Preferred Stock) owned by the relevant Institutional Shareholder or Outside Director Shareholder immediately prior to such issuance, and the denominator of which is the total number of shares of Fully Diluted Common Stock (or Fully Diluted Preferred Stock, in the case of an issuance of Preferred Stock) immediately prior to such issuance. An Institutional Shareholder or an Outside Director Shareholder may exercise its rights under this Section 2.08 by delivering written notice of its election to purchase Equity Securities to the Issuing Entity within 30 days of receipt of the Section 2.08 Notice. A delivery of such a written notice (which notice shall specify the number of shares (or amount) of Equity Securities to be purchased by the Shareholder submitting such notice) by a Shareholder shall constitute a binding agreement of such Shareholder to purchase, at the price and on the terms specified in the Section 2.08 Notice, the number of shares (or amount) of Equity Securities specified in such Shareholder's written notice. In the case of any issuance of Equity Securities, the Issuing Entity shall have 90 days from the date of the Section 2.08 Notice to consummate the proposed issuance of any or all of such Equity Securities which the Institutional Shareholders and the Outside Director Shareholders have not elected to purchase at the price and upon terms that are not materially less favorable to the Issuing Entity than those specified in the Section 2.08 Notice. At the consummation of such issuance, the Issuing Entity shall issue certificates representing the Equity Securities to be purchased by each Institutional Shareholder and Outside Director Shareholder exercising preemptive rights pursuant to this Section 2.08 registered in the name of such Shareholder, against payment by such Shareholder of the purchase price for such Equity Securities. If the Issuing Entity proposes to issue Equity Securities after such 90 day period, it shall again comply with the procedures set forth in this
Section 2.08. Notwithstanding the foregoing, no

Shareholder shall be entitled to purchase Equity Securities as contemplated by this Section 2.08 in connection with issuances of Equity Securities (i) pursuant to any of the Plans, the exercise of any options thereunder or any stock option or stock purchase agreement entered into pursuant thereto, (ii) in connection with the Carlisle Stock Option Agreement, (iii) in connection with an Initial Public Offering, (iv) in connection with any bona fide, arm's-length restructuring of outstanding debt of the Company or any Subsidiary of the Company or (v) in connection with any bona fide, arm's-length direct or indirect merger, acquisition or similar transaction. Neither the Company nor OpCo shall be under any obligation to consummate any proposed issuance of Equity Securities, regardless of whether it shall have delivered a Section 2.08 Notice in respect of such proposed issuance. The provisions of this Section
2.08 shall terminate upon the consummation of any Initial Public Offering.



                                   ARTICLE 3
                            RESTRICTIONS ON TRANSFER

         SECTION 3.01. General. (a) Until the earlier of (i) the tenth anniversary of the date hereof and (ii) the first date on which (A) the number of Shares held by the DLJ Entities is below 5% of the Initial Common Stock Ownership of the DLJ Entities and (B) the number of shares of Preferred Stock held by the DLJ Entities is below 5% of the Initial Preferred Stock Ownership of the DLJ Entities, no Shareholder may, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("transfer") any Securities (or solicit any offers to buy or otherwise acquire, or to take a pledge of, any Securities), except as permitted by Section 3.03 or 3.04 and in compliance with applicable federal and state securities laws.

         (b) Any attempt to transfer any Securities not in compliance with this Agreement shall be null and void and the Company or OpCo, as the case may be, shall not, and shall cause any transfer agent not to, give any effect in the stock records of the Company or OpCo, as the case may be, to such attempted transfer.

         SECTION 3.02. Legend on Securities. (a) In addition to any other legend that may be required, each certificate for Securities that is issued to any Shareholder shall bear a legend in substantially the following form:

                     "THIS SECURITY HAS NOT BEEN REGISTERED
                UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
                    ANY STATE SECURITIES LAWS AND MAY NOT BE

         OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF SEPTEMBER 30, 1996, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM [DLJ BRAND HOLDINGS, INC.] [BRAND SCAFFOLD SERVICES, INC.] AND ANY SUCCESSOR THERETO."

         With respect to any Securities acquired pursuant to any benefit plan of the Company or OpCo, as the case may be, such legend shall also include the
words "AND CERTAIN REPURCHASE RIGHTS AS SET FORTH IN THE     PLAN" between the
words "1996," and "COPIES."

          (b) If any shares of Common Stock or Preferred Stock shall cease to be Registrable Stock, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the first sentence of the legend required by Section 3.02(a) endorsed thereon. If any Securities cease to be subject to any and all restrictions on transfer set forth in this Agreement, the Company or OpCo, as the case may be, shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Securities without the second sentence of the legend required by Section 3.02(a) endorsed thereon.

         SECTION 3.03. Permitted Transferees. Any Shareholder may at any time transfer any or all of its Securities to one or more of its Permitted Transferees without the consent of the Board or any other Shareholder and without compliance with Section 3.04, 4.01 or 4.02 so long as (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement and, if the Shareholder transferring such Securities acquired them pursuant to any benefit plan of the Company or OpCo, as the case may be, the terms of such plans and award agreements entered into thereunder and (b) the transfer to such Permitted Transferee is not in violation of applicable federal or state securities laws.

         SECTION 3.04.  Restrictions on Transfers.  (a) Except as provided in
Section 3.03, each Institutional Shareholder may transfer its Securities only:

          (i) in a Public Offering in connection with the exercise of such Shareholder's rights under Article 5 hereof;

         (ii)   pursuant to Rule 144;

        (iii) to any Third Party (in a transaction not pursuant to Rule 144), provided that (A) any such transfer shall at all times be subject to
         Section 3.04(c), (B) such Third Party shall have agreed in writing to be bound by the terms of this Agreement and (C) shall, prior to the fifth anniversary of the date hereof, also be subject to Sections 4.01 and 4.02; or

         (iv) in the case of any Tag Shareholder, as permitted by Section 4.02 or, in the case of any DLJ Entities, as permitted or required by
         Section 4.03.

          (b) Except as provided in Section 3.03, each Individual Shareholder may transfer its Securities only:

          (i) (A) as permitted or required by Sections 4.02 (in the case of any Outside Director Shareholder) or 4.03 or (B) as required by any benefit plan of the Company or OpCo, as the case may be;

                  (ii) in a Public Offering in connection with the exercise of rights under Article 5 hereof, provided that no such Individual Shareholder may sell (A) any Securities prior to or in the Initial Public Offering, (B) during the longer period of three years after the Initial Public Offering or five years from the date hereof, more Shares or Preferred Shares than the lesser of (x) 50% of the product of (1) the number of Shares or Preferred Shares, as the case may be, beneficially owned by such Individual Shareholder immediately prior to such Public Offering multiplied by (2) a fraction the numerator of which is the number of Shares or Preferred Shares, as the case may be, to be sold by the Institutional Shareholders in such Public Offering and the denominator of which is the total number of Shares or Preferred Shares, as the case may be, beneficially owned immediately prior to such Public Offering by all Institutional Shareholders (such product, the "Section 3.04 (b) Pro Rata Portion") and (y) 20% of the number of Shares or Preferred Shares, as the case may be, beneficially owned by such Individual Shareholder immediately prior to such Public Offering and (C) in each Public Offering thereafter, more Shares or Preferred Shares than the lesser of (x) its Section 3.04(b) Pro Rata Portion and (y) 50% of the Shares or Preferred Shares, as the case may be, held by such Shareholder immediately prior to such Public Offering; provided that Clause C of this Section 3.04(b)(ii) shall not apply to any Individual Shareholder that is an Outside Director Shareholder; and

                  (iii) pursuant to Rule 144, provided that no such Individual Shareholder may sell (A) any Securities pursuant to this clause 3.04(b)(iii)
         prior to the second anniversary of the Initial Public Offering, and
         (B) thereafter, more Shares or Preferred Shares in aggregate in any transaction or series of transactions equal to the product of (1) the number of Shares or Preferred Shares, as the case may be, beneficially owned by such Individual Shareholder after the second anniversary of the Initial Public Offering multiplied by (2) 50% of the percentage obtained by dividing the number of Shares or Preferred Shares, as the case may be, that the DLJ Entities have sold in aggregate since the date hereof by the total number of Shares or Preferred Shares, as the case may be, beneficially owned by the DLJ Entities on the date hereof (in each case, as adjusted for any stock split, stock dividend, reverse stock split or similar event).

          (c) In no event shall any transfers pursuant to Section 3.04(a)(iii) be made to an Adverse Person.



                                   ARTICLE 4
           RIGHTS OF FIRST OFFER; TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

         SECTION 4.01. Right of First Offer. (a) If prior to the fifth anniversary of the date hereof, any Institutional Shareholder desires to transfer any Shares to any Third Party as permitted by Section 3.04(a)(iii), such Shareholder (the "Section 4.01 Seller") shall give written notice (a "Section 4.01 Offer Notice") to the Company and each Institutional Shareholder and Outside Director Shareholder that the Section 4.01 Seller desires to effect such a transfer (a "Section 4.01 Sale") and setting forth the number of Shares proposed to be transferred by the Section 4.01 Seller (the "Subject Shares"), the consideration per Share that the Section 4.01 Seller proposes to be paid for such Securities (the "Section 4.01 Sale Price") and any other material terms and conditions sought by the Section 4.01 Seller. Transfers by any Institutional Shareholders of any Preferred Shares or any Shares in connection with a transfer of Preferred Shares shall not be subject to this Section 4.01.

          (b) The giving of an Initial Section 4.01 Offer Notice to the Company and the non-transferring Institutional Shareholders and Outside Director Shareholders shall constitute an offer (the "Section 4.01 Offer") by the
Section 4.01 Seller to sell, first to the other Institutional Shareholders and Outside Director Shareholders and then to the Company, for cash on the terms set forth in the Initial Section 4.01 Offer Notice the Subject Shares at the applicable Section 4.01 Sale Price. The Section 4.01 Offer shall be irrevocable for 90 days after receipt of the Section 4.01 Offer Notice by the Company and the other

Institutional Shareholders and Outside Director Shareholders (the "Section 4.01 Offer Period"). During the Section 4.01 Offer Period, any of the non-transferring Institutional Shareholders and Outside Director Shareholders and, to the extent such Institutional Shareholders and Outside Director Shareholders do not accept the Section 4.01 Offer, the Company shall have the right to accept the Section 4.01 Offer as to all or a portion of the Subject Shares (provided that the aggregate number of Shares accepted by the non-transferring Institutional Shareholders and Outside Director Shareholders and the Company at least equals the number of Subject Shares) by giving a written notice of acceptance of the Section 4.01 Seller prior to the expiration of the Section 4.01 Offer Period.

          (c) The Institutional Shareholders and Outside Director Shareholders or the Company exercising their rights of first offer as to the Subject Shares shall purchase and pay, by bank or certified check or by wire transfer of same day funds, for all Shares accepted within 60 days following the date on which all Subject Shares have been accepted; provided that if the purchase and sale of such Shares is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended (subject to the 90- day period referred to in Section 4.01(d)) until the expiration of five Business Days after all such approvals shall have been received. If the Institutional Shareholders and the Outside Director Shareholders (other than the Section 4.01 Seller) accept the Section 4.01 Offer for an aggregate number of Shares greater than the total number of Subject Shares, then each Institutional Shareholder and each Outside Director Shareholder that accepted the Section 4.01 Offer shall participate in the
Section 4.01 Sale with respect to a number of Shares so accepted, multiplied by the total number of Subject Shares and divided by the total number of such Shares accepted by all Institutional Shareholders and Outside Director Shareholders.

          (d) Upon the earlier to occur of (i) the expiration of the Section
4.01 Offer Period without the Institutional Shareholders and Outside Director Shareholders and/or the Company electing to purchase all the Subject Shares, or
(ii) the failure to obtain any required consent or regulatory approval for the purchase of the Shares subject thereto within 45 days of full acceptance of any
Section 4.01 Offer, the Section 4.01 Seller shall, subject to compliance with
Section 4.02, have a 90 day period during which to effect a transfer of any or all of the Subject Shares on substantially the same or more favorable (as to the Section 4.01 Seller) terms and conditions as were set forth in the Section
4.01 Offer Notice at a price in cash not less than 95% of the Section 4.01 Sale Price or, subject to Section 4.01(e), for non-cash consideration. If the
Section 4.01 Seller does not consummate the sale of the Subject Shares within such 90-day period, the Section 4.01 Seller may not prior to the fifth anniversary of the date hereof sell any Shares in accordance with Section 3.04(a)(iii) without repeating the foregoing procedures.

          (e) A Section 4.01 Seller may transfer Shares in accordance with
Section 4.01(d) for consideration other than cash only if the Section 4.01 Seller has first obtained and delivered to each of the other Institutional Shareholders and Outside Director Shareholders and the Company an opinion of an investment banking firm of national standing indicating the fair market value of the non-cash consideration that the Section 4.01 Seller proposes to accept as consideration for such Shares, together with any cash consideration, is at least equal to 95% of the applicable Section 4.01 Sale Price.



         SECTION 4.02. Right to Participate in a Transfer. (a) If any Institutional Shareholder (the "Selling Institution") proposes to transfer, in one transaction or a series of related transactions, Shares or Preferred Shares constituting 20% or more of the Shares or Preferred Shares, respectively, held by such Shareholder (a "Tag- along Sale"), in each case in a transaction permitted by Section 3.04(a)(iii) and after compliance with Section 4.01, if applicable, the Selling Institution shall provide written notice ("Tag-along Notice") of such proposed Tag-along Sale to the Outside Director Shareholders and the other Institutional Shareholders (the "Tag Shareholders"); provided that none of the rights described in this Section 4.02 shall apply (i) to transfers to Permitted Transferees of the Selling Institution, (ii) to transfers pursuant to a Public Offering or Rule 144, (iii) to transfers of Shares in connection with a transfer of Preferred Shares (unless such transfer of Shares itself constitutes a Tag-along Sale pursuant to the definition thereof) or (iv) unless prior to the proposed transfer the Selling Institution holds, or as a result of the proposed transfer the Selling Institution would hold, less than 50% of the Selling Institution's Initial Common Stock Ownership, in the case of a transfer of Common Stock, or 50% of the Selling Institution's Initial Preferred Stock Ownership, in the case of a transfer of Preferred Stock. The Tag-along Notice shall identify the number of Shares and Preferred Shares subject to the Tag-along Sale, the consideration per Share and per Preferred Share for which a sale is proposed to be made (the "Tag-along Sale Price") and all other material terms and conditions of the proposed Tag-along Sale. Each Tag Shareholder shall, as to Securities held by it, have the option, exercisable by irrevocable written notice to the Selling Institution within 15 days after receipt of the Tag-along Notice (the "Tag-along Notice Period"), to participate in the Tag-along Sale for up to the number of Securities held by such Shareholder as is specified in such notice to the Selling Institution (the "Participating Securities"); provided that if the aggregate number of Shares or Preferred Shares proposed to be sold by the Selling Institution and the Tag Shareholders in such Tag-along Sale exceeds the number of shares of Common Stock or Preferred Stock, as the case may be, that such Third Party is willing to purchase (the "Purchase Securities"), then (i) the number of Shares or Preferred Shares, as the case may be, to be sold by each of the Tag Shareholders participating in such Tag-along Sale shall be the lesser of (A) the number of Shares or Preferred Shares, as the case may be, specified in the written notice to the Selling Institution and (B) an amount equal to its Tag-along Pro Rata Portion of the relevant Purchase Securities and (ii) the number of Shares or Preferred Shares, as the case may be, to be sold by the Selling Institution shall be an amount equal to the number of shares of Common Stock or Preferred Stock, as the case may be, included in the Purchase Securities reduced by the number of Shares or Preferred Shares, as the case may be, to be sold by the participating Tag Shareholders. "Tag-along Pro Rata Portion" means, with respect to each Tag Shareholder at the time of the Tag-along Sale, (a) with respect to Common Stock, the proportion (expressed as a percentage) that its ownership of Shares bears to all Shares outstanding at such time and (b) with respect to Preferred Stock, the proportion (expressed as a percentage) that its ownership of Preferred Shares bears to all Preferred Shares outstanding at such time. Each participating Tag Shareholder shall deliver to the Selling Institution the certificate or certificates representing the Participating Securities of such Tag Shareholder, together with a limited power-of-attorney authorizing the Selling Institution to transfer such Securities pursuant to the terms and conditions set forth in the Tag-along Notice. Delivery of such certificate or certificates representing the Participating Securities to be transferred and the limited power-of-attorney authorizing the Selling Institution to transfer such Securities shall constitute an irrevocable acceptance of the Tag-along Sale by the Tag Shareholder.

          (b) The consideration per Share and per Preferred Share to be paid to the Selling Institution and each Tag Shareholder participating in the relevant Tag- along Sale shall be the Tag-along Sale Price.

          (c) Promptly after the consummation of the sale of the Participating Securities of the Tag Shareholders pursuant to the Tag-along Sale, the Selling Institution shall notify such Tag Shareholders thereof, shall remit to each of such Tag Shareholders the total consideration for the Participating Securities of each such Tag Shareholder transferred pursuant thereto as computed pursuant to Section 4.02(b), and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such Tag Shareholders.

          (d) If at the termination of the Tag-along Notice Period any Tag Shareholder shall not have elected to participate in the Tag-along Sale, such Tag Shareholder will be deemed to have waived any of and all of its rights under this Section 4.02 with respect to the sale of any of its Securities pursuant to such Tag-along Sale. The Selling Institution shall have 120 days following such termination of the Tag-along Notice Period in which to sell the applicable Securities on substantially the same terms and conditions as were contained in the Tag-along Notice, at a price not higher than 105% of the price contained in the Tag-along Notice. Promptly after any sale pursuant to this Section 4.02, the Selling Institution shall notify the Company of the consummation thereof and shall furnish such evidence of the completion thereof (including time of completion) of such transfer and of the times thereof as the Company may request. If, at the end of such 120-day period, the Selling Institution has not completed the sale of all applicable Securities, the Selling Institution shall return to the Tag Shareholders the limited power-of-attorney (and all copies thereof) together with all certificates representing the Securities which such Tag Shareholders delivered for sale pursuant to this Section 4.02, and all the restrictions on transfer contained in this Agreement with respect to Securities owned by such Tag Shareholders shall again be in effect.

          (e) Notwithstanding anything contained in this Section 4.02, there shall be no liability on the part of the Selling Institution to any Tag Shareholder if the sale of Securities pursuant to this Section 4.02 is not consummated for whatever reason. Any decision as to whether to sell Securities shall be at the Selling Institution's sole and absolute discretion.

         SECTION 4.03. Right to Compel Participation in Certain Transfers. (a) If any or all of the DLJ Entities should transfer (i) Shares or Preferred Shares constituting not less than 30% of the Initial Common Stock Ownership or Initial Preferred Stock Ownership, respectively, of all the DLJ Entities to any Third Party or (ii) Shares and/or Preferred Shares that, together with all Additional Securities (as defined below), constitute more than 30% of the outstanding Common Stock or Preferred Stock, respectively (each, a "Drag-along Sale"), such DLJ Entities may, at their option, require all but not less than all the Other Shareholders to participate in such transfer. Not later than 15 days prior to the proposed date of the Drag-along Sale, the DLJ Entities shall provide written notice of the Drag-along Sale to the Other Shareholders ("Drag-along Notice") and a copy of the agreement pursuant to which such Drag-along Shares are proposed to be transferred (the "Drag-along Agreement"). The Drag-along Notice shall identify the transferee, the number of Shares and/or Preferred Shares subject to the Drag-along Sale, the consideration per Share and/or per Preferred Share for which a transfer is proposed to be made (the "Drag-along Sale Prices") and all other material terms and conditions of the Drag-along Sale. Each Other Shareholder shall be required to participate in the Drag-along Sale on the terms and conditions set forth in the Drag-along Notice and to tender the number of Shares and/or Preferred Shares (the "Drag-along Securities") equal to (i) the number of Shares owned by such Other Shareholder at the time the Drag-along

Notice is delivered (solely for this purpose, including the number of Shares that such Other Shareholder would own upon the exercise of all stock options under the DLJ Brand Holdings Stock Option Plan, whether currently vested or unvested) multiplied by a fraction, the numerator of which is the aggregate number of Shares to be sold by the DLJ Entities in such Drag-along Sale and the denominator of which is the aggregate number of Shares owned by the DLJ Entities at the time the Drag-along Notice is delivered and (ii) the number of Preferred Shares owned by such Other Shareholder at the time the Drag-along Notice is delivered multiplied by a fraction, the numerator of which is the aggregate number of Preferred Shares to be sold by the DLJ Entities in such Drag- along Sale and the denominator of which is the aggregate number of Preferred Shares owned by the DLJ Entities at the time the Drag-along Notice is delivered, as set forth below. Within 10 days following receipt of the Drag-along Notice (the "Drag-along Notice Period"), each Other Shareholder shall deliver in escrow to a representative of the DLJ Entities designated in the Drag-along Notice certificates representing all Drag-along Securities held by such Other Shareholder, duly endorsed, together with all other documents required to be executed in connection with such Drag-along Sale or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Securities pursuant to this Section 4.03(a) at the closing of such Drag-along Sale against delivery to such Other Shareholder of the consideration therefor. In the event that any Other Shareholder should fail to deliver such certificates to the DLJ Entities, the Company or OpCo, as the case may be, shall cause the books and records of the Company or OpCo, as the case may be, to show that such Securities are bound by the provisions of this Section 4.03(a) and that such Securities shall be transferred to the Third Party immediately upon surrender for transfer by such Other Shareholder. "Additional Securities" means with respect to any Drag-along Sale, all Shares and/or Preferred Shares of the Other Shareholders to be included in such Drag-along Sale.

          (b) If, within 120 days after the DLJ Entities give the Drag-along Notice, they have not completed the transfer of all Securities subject to the Drag- along Sale, the DLJ Entities shall return to each Other Shareholder all certificates representing Securities that such Other Shareholder delivered for transfer pursuant hereto, together with any documents in the possession of the DLJ Entities executed by such Other Shareholder in connection with such proposed transfer, and all restrictions on transfer contained in this Agreement or otherwise applicable at such time with respect to Securities owned by the Other Shareholders shall again be in effect.

          (c) Promptly after the consummation of the transfer of Securities of the DLJ Entities and the Other Shareholders pursuant to this Section 4.03, the DLJ Entities shall give notice thereof to the Other Shareholders, shall remit to each of the Other Shareholders who have surrendered their certificates the total consideration for the Securities of such Other Shareholders transferred pursuant thereto and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such Other Shareholders. The consideration per Share and per Preferred Share to be paid to the DLJ Entities and the Other Shareholders shall be the relevant Drag-along Sale Price.



                                   ARTICLE 5
                              REGISTRATION RIGHTS

         SECTION 5.01. Demand Registration. (a) One or more DLJ Entities or their Permitted Transferees may make a written request and, after the Initial Public Offering, Rust or Carlisle may make a written request (a "Selling Shareholder") that the Company or OpCo, as the case may be, effect the registration under the Securities Act of all or a portion of such Selling Shareholder's Registrable Stock, which request shall specify the intended method of disposition thereof; provided that Rust and Carlisle may make such a request only with respect to the registration of Common Stock. The Registering Entity will promptly give written notice of such requested registration (a "Demand Registration") at least 30 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Shareholders and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

                  (i) the Registrable Stock which the Registering Entity has been so requested to register by the Selling Shareholders, then held by the Selling Shareholders; and

                  (ii) subject to Section 5.02, all other Registrable Stock which any other Shareholder entitled to request the Registering Entity to effect an Incidental Registration (as such term is defined in Section 5.02) pursuant to Section 5.02 (all such Shareholders, together with the Selling Shareholders, the "Holders") has requested the Registering Entity to register by written request received by the Registering Entity within 15 days after the receipt by such Holders of such written notice given by the Registering Entity, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Stock so to be registered; provided that, subject to Sections 5.01(c) and 5.01(e) hereof, neither the Company nor OpCo shall, individually, be obligated (A) to effect more than one Demand Registration for each of Rust and Carlisle and four Demand Registrations for the DLJ Entities collectively pursuant to this Section 5.01, in each case other than any such Demand Registrations effected on Form S-3, with respect to which there shall be no limitation; (B) to effect a Demand Registration unless the fair market value of the aggregate proceeds expected to be received from the sale of the Registrable Stock requested to be included in such Demand Registration, in the reasonable opinion of DLJMB, equals at least
(x) if such Demand Registration would constitute an Initial Public Offering, $20,000,000 and (y) in any other Public Offering, $10,000,000 or (C) to effect more than one Demand Registration within any 4 month period.

         Promptly after the expiration of the 15-day period referred to in
Section 5.01(a)(ii) hereof, the Registering Entity will notify all the Holders to be included in the Demand Registration of the other Holders and the number of shares of Registrable Stock requested to be included therein. The Selling Shareholders requesting a registration under this Section 5.01(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Holders, by providing a written notice to the Registering Entity revoking such request, in which case such request, so revoked, shall be considered a Demand Registration unless such revocation arose out of the fault of the Company or OpCo, in which case such request shall not be considered a Demand Registration. Notwithstanding anything contained in this Agreement to the contrary, nothing herein shall be construed as requiring the Company to register any of its securities other than Common Stock or OpCo to register any of its securities other than Preferred Stock.

          (b) The Registering Entity will pay all Registration Expenses in connection with any Demand Registration.

          (c) A registration requested pursuant to this Section 5.01 shall not be deemed to have been effected unless the registration statement relating thereto (i) has become effective under the Securities Act and (ii) has remained effective for a period of at least 90 days (or such shorter period in which all Registrable Stock of the Holders included in such registration has actually been sold thereunder); provided that if after any registration statement requested pursuant to this Section 5.01 becomes effective (A) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (B) less than 75% of the Registrable Stock included in such registration statement has been sold thereunder, such registration statement shall be at the sole expense of the Registering Entity and shall not be considered a Demand Registration, unless any such interference referred to in clause (A) of this proviso arose out of the fault of the Selling Shareholders, in which case such registration statement shall be considered a Demand Registration.

          (d) If a Demand Registration involves an Underwritten Public Offering and the managing underwriter shall advise the Registering Entity and the Selling Shareholders that, in its view, (i) the number of shares of Common Stock or Preferred Stock, as the case may be, requested to be included in such registration (including Common Stock and/or Preferred Stock, as the case may be, which the Company proposes to be included which is not Registrable Stock) or (ii) the inclusion of some or all of the Shares and/or Preferred Shares, as the case may be, owned by the Holders, in either case, exceeds the largest number of Shares and/or Preferred Shares, as the case may be, which can be sold without having an adverse effect on such offering, including the price at which such Securities can be sold (the "Maximum Offering Size"), the Registering Entity will include in such registration, in the priority listed below, up to the Maximum Offering Size:

                       (A) first, all Registrable Stock requested to be
                  registered by any Selling Shareholders pursuant to 5.01(a) hereof (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Selling Shareholders on the basis of the relative number of shares of Registrable Stock so requested to be included in such registration);

                       (B) second, all Registrable Stock requested to be
                  included in such registration by any other Holder pursuant to
                  Section 5.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such other Holders on the basis of the relative number of shares of Registrable Stock so requested to be included in such registration); and

                       (C) third, any Common Stock or Preferred Stock, as the
                  case may be, proposed to be registered by the Registering Entity.

          (e) If, in connection with any Demand Registration pursuant to this
Section 5.01 with respect to Preferred Stock, any Selling Shareholder shall seek to transfer any Common Stock together with shares of Preferred Stock, the Company shall at the request of any such Shareholder effect a registration of such Common Stock as though such Shareholder had validly requested a Demand Registration with respect to such Common Stock pursuant to this Section 5.01, provided that such registration shall not be counted as a Demand Registration for purposes of Section 5.01(a)(A) or Section 5.01(a)(C) and shall not be subject to the restriction set forth in Section 5.01(a)(B).

         SECTION 5.02. Incidental Registration. (a) If the Company proposes to register any of its Common Stock under the Securities Act or OpCo proposes to register any of its Preferred Stock under the Securities Act (in each case, other than a registration (A) in connection with an Initial Public Offering (other than an Initial Public Offering initiated as a Demand Registration), (B) on Form S-8 or S- 4 or any successor or similar forms, (C) relating to Common Stock or Preferred Stock issuable upon exercise of employee or other stock options or in connection with any employee benefit or similar plan of the Company or OpCo or (D) in connection with a direct or indirect merger, acquisition or other similar transaction) whether or not for sale for its own account, it will each such time, subject to the provisions of Section 5.02(b) hereof, give prompt written notice at least 30 days prior to the anticipated filing date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholders' rights under this
Section 5.02 and shall offer all Shareholders the opportunity to include in such registration statement such number of shares of Registrable Stock as each such Shareholder may request (an "Incidental Registration"). Upon the written request of any such Shareholder made within 15 days after the receipt of notice from the Registering Entity (which request shall specify the number of shares of Registrable Stock intended to be disposed of by such Shareholder), the Registering Entity will use its best efforts to effect the registration under the Securities Act of all Registrable Stock which the Registering Entity has been so requested to register by such Shareholders, to the extent requisite to permit the disposition of the Registrable Stock so to be registered; provided that (i) if such registration involves an Underwritten Public Offering, all such Shareholders requesting to be included in the Registering Entity's registration must sell their Registrable Stock to the underwriters selected as provided in Section 5.04(f) on the same terms and conditions as apply to the Registering Entity and the Selling Shareholders and (ii) if, at any time after giving written notice of its intention to register any stock pursuant to this
Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Registering Entity shall determine for any reason not to register such stock, the Registering Entity shall give written notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Stock in connection with such registration. No registration effected under this Section 5.02 shall relieve the Registering Entity of its obligations to effect a Demand Registration to the extent required by Section 5.01 hereof. The Registering Entity will pay all Registration Expenses in connection with each registration of Registrable Stock requested pursuant to this Section 5.02.

          (b) If a registration pursuant to this Section 5.02 involves an Underwritten Public Offering (other than in the case of an Underwritten Public Offering requested by any Shareholder in a Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in

Section 5.01(d) shall apply) and the managing underwriter advises the Registering Entity that, in its view, the number of shares of Common Stock and/or Preferred Stock, as the case may be, which the Registering Entity and the Selling Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Registering Entity will include in such registration, in the following priority, up to the Maximum Offering Size:

                  (i) first, so much of the Common Stock and/or Preferred Stock, as the case may be, proposed to be registered by the Registering Entity as would not cause the offering to exceed the Maximum Offering Size; and

                  (ii) second, all Registrable Stock requested to be included in such registration by any Shareholder pursuant to Section 5.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Stock so requested to be included in such registration).

          (c) The rights of the Individual Shareholders other than Outside Director Shareholders or any of their Permitted Transferees hereunder are subject to the limitations set forth in Section 3.04(b).

         SECTION 5.03. Holdback Agreements. If any registration of Registrable Stock shall be in connection with an Underwritten Public Offering, each Shareholder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, of any Registrable Stock, and not to effect any such public sale or distribution of any other common stock of the Company or preferred stock of OpCo or of any stock convertible into or exchangeable or exercisable for any common stock of the Company or preferred stock of OpCo (in each case, other than as part of such Underwritten Public Offering) during the 14 days prior to the effective date of such registration statement (except as part of such registration) or during the period after such effective date that such managing underwriter and the Registering Entity shall agree (but not to exceed 180 days). Any waiver of any restrictions on sales or distributions referred to in this Section 5.03 shall be effective as to each Shareholder regardless of whether the waiver was in fact requested by, or granted to, only certain Shareholders.

         SECTION 5.04. Registration Procedures. Whenever Shareholders request that any Registrable Stock be registered pursuant to Section 5.01 or 5.02 hereof, the Registering Entity will, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registrable Stock in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

          (a) The Registering Entity will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Registering Entity then qualifies or which counsel for the Registering Entity shall deem appropriate and which form shall be available for the sale of the Registrable Stock to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 90 days (or such shorter period in which all of the Registrable Stock of the Holders included in such registration statement shall have actually been sold thereunder).

          (b) The Registering Entity will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Shareholder and each underwriter, if any, of the Registrable Stock covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Registering Entity will furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Stock owned by such Shareholder.

          (c) After the filing of the registration statement, the Registering Entity will promptly notify each Shareholder holding Registrable Stock covered by such registration statement of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d) The Registering Entity will use its best efforts to (i) register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Shareholder holding such Registrable Stock reasonably (in light of such Shareholder's intended plan of distribution) requests and (ii) cause such Registrable Stock to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Registering Entity and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Stock owned by such Shareholder; provided that the Registering Entity will not be required to
(A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

          (e) The Registering Entity will immediately notify each Shareholder holding such Registrable Stock covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

          (f) The Registering Entity will select, in its sole discretion, the underwriter or underwriters in connection with any Underwritten Public Offering; provided that the DLJ Entities will have the right, in their sole discretion, to select the underwriter or underwriters in connection with any underwritten Demand Registration initiated by any of the DLJ Entities pursuant to Section 5.01. Any Affiliate of any of the DLJ Entities may be selected as underwriter for an Underwritten Public Offering. The Registering Entity will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Stock, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

          (g) The Registering Entity will make available for inspection by any Shareholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Registering Entity pursuant to this
Section 5.04 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Registering Entity (collectively, the "Records") as shall be reasonably requested by any such Person, and cause the Registering Entity's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

          (h) The Registering Entity will furnish to each such Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Registering Entity and (ii) a comfort letter or comfort letters from the Registering Entity's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as a majority of such Shareholders or the managing underwriter therefor reasonably requests.

          (i) The Registering Entity will otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

         The Registering Entity may require each such Shareholder to promptly furnish in writing to the Registering Entity such information regarding the distribution of the Registrable Stock as the Registering Entity may from time to time reasonably request and such other information as may be legally required in connection with such registration.

         Each such Shareholder agrees that, upon receipt of any notice from the Registering Entity of the happening of any event of the kind described in
Section 5.04(e) hereof, such Shareholder will forthwith discontinue disposition of Registrable Stock pursuant to the registration statement covering such Registrable Stock until such Shareholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(e) hereof, and, if so directed by the Registering Entity, such Shareholder will deliver to the Registering Entity all copies, other than any permanent file copies then in such Shareholder's possession, of the most recent prospectus covering such Registrable Stock at the time of receipt of such notice. In the event that the Registering Entity shall give such notice, the Registering Entity shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.04(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.04(e) hereof to the date when the Registering Entity shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 5.04(e) hereof.

         SECTION 5.05. Indemnification by the Company and OpCo. The Company (with respect to registrations of Common Stock) and OpCo (with respect to registrations of Preferred Stock) agree to indemnify and hold harmless each Shareholder holding Registrable Stock covered by a registration statement, its officers, directors and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Stock (as amended or supplemented if the Registering Entity shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission so made in strict conformity with information furnished in writing to the Registering Entity by such Shareholder or on such Shareholder's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Stock concerned to such Person if it is determined that the Registering Entity has provided such prospectus and it was the responsibility of such Shareholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Company (with respect to registrations of Common Stock) and OpCo (with respect to registrations of Preferred Stock) also agree to indemnify any underwriters of the Registrable Stock, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 5.05.

         SECTION 5.06. Indemnification by Participating Shareholders. (a) Subject to Section 5.06(b), each Shareholder holding Registrable Stock included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Registering Entity, its officers, directors and agents and each Person, if any, who controls the Registering Entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Registering Entity to such Shareholder, but only (i) with respect to information furnished in writing by such Shareholder or on such Shareholder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Stock, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section
5.05 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Stock concerned to such Person if it is determined that it was the responsibility of such Shareholder to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Subject to Section 5.06(b), each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Stock, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Registering Entity provided in this Section 5.06. As a condition to including Registrable Stock in any registration statement filed in accordance with Article 5 hereof, the Registering Entity may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

          (b) No Shareholder shall be liable under Section 5.06(a) for any damage thereunder in excess of the net proceeds realized by such Shareholder in the sale of the Registrable Stock of such Shareholder.

         SECTION 5.07. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any and all losses, claims, damages, liabilities and expenses (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

         SECTION 5.08. Contribution. If the indemnification provided for in this Article 5 is held by a court of competent jurisdiction to be unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Registering Entity and the Shareholders holding Registrable Stock covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect both the relative benefits received by the Registering Entity and such Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Stock, and the relative fault of the Registering Entity and such Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Registering Entity on the one hand and each such Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Registering Entity and of each such Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Registering Entity and such Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Registering Entity and such Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Registering Entity and such Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Registering Entity and such Shareholders or by such underwriters. The relative fault of the Registering Entity on the one hand and of each such Shareholder on the other (or of the Registering Entity and the

Shareholders holding Registrable Stock covered by a registration statement, on the one hand, and the underwriters, on the other) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company, OpCo and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 5.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.08, no underwriter shall be required to contribute any amount in excess of the amount by which the underwriting discount applicable to the Registrable Stock purchased by such underwriter in such offering exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Shareholder shall be required to contribute any amount in excess of the amount by which the net proceeds realized on the sale of the Registrable Stock of such Shareholder exceeds the amount of any damages which such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each Shareholder's obligation to contribute pursuant to this
Section 5.08 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.

         SECTION 5.09. Participation in Public Offering. No Person may participate in any Underwritten Public Offering hereunder unless such Person
(a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

                                   ARTICLE 6
                        CERTAIN COVENANTS AND AGREEMENTS

         SECTION 6.01. Confidentiality. (a) Each Shareholder hereby agrees that Confidential Information (as defined below) furnished and to be furnished to it was and will be made available in connection with such Shareholder's investment in the Company and OpCo. Each Shareholder agrees that it will not use the Confidential Information in any way to the competitive disadvantage of the Company or OpCo. Each Shareholder further acknowledges and agrees that it will not disclose any Confidential Information to any Person; provided that Confidential Information may be disclosed (i) to such Shareholder's Representatives (as defined below) in the normal course of the performance of their duties, (ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Shareholder is subject), (iii) to any Person to whom such Shareholder is contemplating a transfer of its Securities (provided that such transfer would not be in violation of the provisions of this Agreement and as long as such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement in form and substance satisfactory to the Company and consistent with the provisions hereof) or (iv) if the prior written consent of the Board shall have been obtained. Nothing contained herein shall prevent the use of Confidential Information in connection with the assertion or defense of any claim by or against the Company, OpCo or any Shareholder.

          (b) "Confidential Information" means any information concerning the Company or OpCo, their financial condition, business, operations or prospects in the possession of or to be furnished to any Shareholder in its capacity as a shareholder of the Company or OpCo or by virtue of its present or former right to designate a director of the Company or OpCo; provided that the term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by such Shareholder or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as "Representatives") in violation of any of the Transaction Documents (as such term is defined in the Transaction Agreement),
(ii) is or was available to such Shareholder on a nonconfidential basis prior to its disclosure to such Shareholder or its Representatives by the Company or OpCo, (iii) was or becomes available to such Shareholder on a non-confidential basis from a source other than the Company and OpCo, provided that such source is or was (at the time of receipt of the relevant information) not, to the best of such Shareholder's knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company, OpCo or another Person or (iv) information independently developed by such Shareholder without reference to Confidential Information.

         SECTION 6.02. No Inconsistent Agreements. Neither the Company, OpCo nor any Shareholder is presently a party to or will hereafter enter into any agreement with respect to any Securities which is inconsistent with the rights granted to any Shareholder by this Agreement or any other agreements relating to the Securities to which the Shareholders are parties or which otherwise conflicts with the provisions hereof or thereof, or will in the future grant or cause to be granted to any holder or prospective holder of any Securities, any rights relating thereto, including, for example, registration rights, which are, in the aggregate, made available on more favorable terms (including, without limitation, terms which are more favorable than those set forth in
Article 5) to such holder than those granted to the Shareholders hereunder and thereunder, unless the Shareholders are given all of the benefits of such favorable terms and consent thereto.



                                   ARTICLE 7
                                 MISCELLANEOUS

         SECTION 7.01. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

         SECTION 7.02. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 7.03. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company, OpCo or any Shareholder, except in connection with a transfer of securities of the Company or OpCo pursuant to the terms hereof; provided that any Person acquiring Securities who is required by the terms of this Agreement to become a party hereto shall execute and deliver to the Company an agreement to be bound by this Agreement and shall thenceforth be a Shareholder. Any Shareholder who ceases to beneficially own any Securities shall cease to be bound by the terms hereof (other than Sections 5.06, 5.07, 5.08 and 6.01).

         SECTION 7.04. Amendment; Waiver; Termination. (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with the approval of the Board and Shareholders holding or having the right to acquire at least 85% of the Shares.

          (b) In addition, any amendment, modification or termination of any provision of this Agreement (i) that would adversely affect a DLJ Entity may be effected only with the consent of such DLJ Entity and (ii) that is specifically applicable to and adversely affects the interests of one Institutional Shareholder (other than the DLJ Entities) and is not so applicable to or does not so adversely affect the other Institutional Shareholders (other than the DLJ Entities) may be effected only with the consent of such Institutional Shareholder, which consent shall not be unreasonably withheld.

         SECTION 7.05. Exclusive Financial Advisor and Investment Banking Advisor; Management Advisory Fees. During the five-year period beginning on the Effective Date, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), or any Affiliate of DLJSC that the DLJ Entities may choose in their sole discretion, shall be engaged as the exclusive financial and investment banking advisor for the Company on DLJSC's customary terms for similar services. Until the earlier of (i) the last day of the DLJ Ownership Period and (ii) the consummation of the Initial Public Offering, each of DLJ Merchant Banking, Inc. and Carlisle Group, L.P. shall be paid management advisory fees of $250,000 per year, payable in advance in equal installments at the beginning of each fiscal quarter of the Company, and with respect to the period from the Closing Date to the end of the fiscal quarter during which the Closing Date falls, a pro rata amount, payable on the last day of such fiscal quarter. The Company hereby agrees to indemnify and hold harmless each of DLJSC, DLJ Merchant Banking, Inc. and Carlisle Group, L.P., and their respective partners, Affiliates, officers, directors and employees, against any and all loss, liability, expenses, claims, costs, damages and expenses (including reasonable attorneys' fees) ("Claim Costs") relating to or arising from its performance of services pursuant to this Section 7.05 (including any acts or omissions associated therewith); provided that no such Person shall be indemnified to the extent Claim Costs arise as a result of the gross negligence or misconduct of such Person.

         SECTION 7.06. Notices. All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to have been duly given or made if sent by fax (with confirmation in writing), delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the fax number or address set forth below or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made upon receipt:


         if to the DLJ Entities, to:

                  DLJ Merchant Banking Funding, Inc.
                  DLJ Merchant Banking Partners, L.P.
                  277 Park Avenue
                  New York, New York 10172
                  Attention: David L. Jaffe
                  Fax:  (212) 892-7272


         and to:

                  DLJ International Partners, C.V.
                  DLJ Offshore Partners, C.V.
                  c/o DLJ Offshore Management N.V.
                  John B. Gorsiraweg 6
                  Willemstad, Curacao
                  Netherlands Antilles
                  Attention:  Germaine Sprock
                  MeesPierson Trust (Curacao) N.V.


         with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention:  George R. Bason, Jr.
                  Fax:  (212) 450-4800
         if to the Company or OpCo, to:

                  DLJ Brand Holdings, Inc.
                  Brand Scaffold Services, Inc.
                  c/o DLJ Merchant Banking, Inc.
                  277 Park Avenue
                  New York, NY  10017
                  Attention:  David L. Jaffe
                  Fax:  (212) 892-7272


         with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  Attention:  George R. Bason, Jr.
                  Fax:  (212) 450-4800


         if to Rust, to:

                  Rust Industrial Services Inc.
                  3003 Butterfield Road
                  Oak Brook, IL 60521
                  Attention: General Counsel
                  Fax: (630) 218-1553


         with a copy to:

                  Bell, Boyd & Lloyd
                  Three First National Plaza
                  Suite 3300
                  70 West Madison Street
                  Chicago, IL 60602
                  Attention: John T. McCarthy
                  Fax: (312) 372-2098


         if to Carlisle, to:

                  Carlisle Enterprises, L.P.
                  7777 Fay Avenue
                  Suite 200
                  La Jolla, CA 92037
                  Attention:   James S. Carlisle
                  Fax: (619) 459-3776


         with a copy to:

                  Gray, Cary, Ware & Freidenrich
                  4365 Executive Drive 1600
                  San Diego, CA 92121-2189
                  Attention: Cameron J. Rains
                  Fax: (619) 677-1477


         Any Person who becomes a Shareholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Shareholder.

         SECTION 7.07. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         SECTION 7.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         SECTION 7.09. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state.

         SECTION 7.10. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         SECTION 7.11. Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.6 shall be deemed effective service of process on such party.

         SECTION 7.12. Amendment of OpCo Certificate of Incorporation. Each Shareholder hereby consents to the adoption by OpCo of an amendment to its Certificate of Incorporation substantially in the form of Exhibit 1.





               [Remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        DLJ MERCHANT BANKING PARTNERS, L.P.
                                        By DLJ MERCHANT BANKING, INC.
                                              Managing Partner


                                        By: /s/ David Jaffe
                                            -----------------------------------
                                              Name: David Jaffe
                                              Title: Managing Director


                                        DLJ INTERNATIONAL PARTNERS, C.V.
                                        By DLJ MERCHANT BANKING, INC.
                                              Advisory General Partner


                                        By: /s/ David Jaffe
                                            -----------------------------------
                                              Name: David Jaffe
                                              Title: Managing Director


                                        DLJ OFFSHORE PARTNERS, C.V.
                                        By DLJ MERCHANT BANKING, INC.
                                              Advisory General Partner


                                        By: /s/ David Jaffe
                                            -----------------------------------
                                              Name: David Jaffe
                                              Title: Managing Director


                                        DLJ MERCHANT BANKING FUNDING, INC.


                                        By: /s/ David Jaffe
                                            -----------------------------------
                                              Name: David Jaffe
                                              Title: Managing Director

                                        RUST INDUSTRIAL SERVICES INC.


                                        By: /s/ Rodney C. Gilbert
                                            -----------------------------------
                                              Name: Rodney C. Gilbert
                                              Title: President


                                        CARLISLE-BRAND INVESTORS, L.P.

                                        By CARLISLE GROUP, L.P.
                                              General Partner

                                        By CARLISLE ENTERPRISES, L.P.
                                              General Partner


                                        By: /s/ David Canedo
                                            -----------------------------------
                                              Name: David Canedo
                                              Title: Managing Partner


                                        DLJ BRAND HOLDINGS, INC.


                                        By: /s/ David Jaffe
                                            -----------------------------------
                                              Name: David Jaffe
                                              Title: President


                                        BRAND SCAFFOLD SERVICES, INC.


                                        By: /s/ David Jaffe
                                            -----------------------------------
                                              Name: David Jaffe
                                              Title: President